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The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Articles of Amendment** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation: Cyclerion Therapeutics, Inc.

(2) Registered office address: 155 Federal Street, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): Article III and IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: May 18, 2023
(month, day, year)

(5) Approved by:

(check appropriate box)

- ☐ the incorporators.
- ☑ the board of directors without shareholder approval and shareholder approval was not required.
- ☐ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article III is being amended to indicate that 500,000 shares of Preferred Stock have been designated as Series A Convertible Preferred Stock, as set forth in Article IV.

Article IV is being amended as set forth in Attachment IV to add the preferences, rights and limitations of Series A Convertible Preferred Stock.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	400,000,000			
Preferred	100,000,000			

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	400,000,000			
Preferred	99,500,000			
Series A Convertible Preferred	500,000			

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ____________________________

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

Signed by: ____,
(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☐ President,
- ☑ Other officer,
- ☐ Court-appointed fiduciary,

on this 19th day of May, 2023.

ATTACHMENT IV

Description of Series A Convertible Preferred Stock

D. Designation and Amount of Series A Preferred Stock.

This series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" (the "**Series A Preferred Stock**") and the number of shares constituting the Series A Preferred Stock shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

1. Dividends.

From and after the date of the issuance of any shares of Series A Preferred Stock (the "**Series A Original Issue Date**"), the holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends or distributions on shares of Series A Preferred Stock (on an as-if-converted-to-Common Stock basis, whether or not there is then a sufficient number of authorized but unissued shares of Common Stock to effect such conversion) in the same amount and form as dividends or distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock. No other dividends or distributions shall be paid on shares of Series A Preferred Stock.

2. Liquidation, Dissolution or Winding Up.

a. Payments to Holders of Series A Preferred Stock and Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to a payment of $0.01 per share, subject to adjustment as provided below, before any payment is made to the holders of Common Stock, and thereafter the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution (on an as-converted-into-Common Stock basis) on a pari passu basis with the holders of shares of Common Stock then outstanding. The Series A Preferred Stock will be junior to the holders of shares of any other class or series of preferred stock designated to be senior to the Common Stock or the Series A Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

3. Voting.

a. General. The holders of Series A Preferred Stock shall not be entitled to vote on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), except as otherwise required by law.

4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "**Series A Conversion Rights**"):

a. Right to Convert.

(1) Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, into one fully paid and non-assessable share of Common Stock (the "**Series A Conversion Ratio**"). Such initial Series A Conversion Ratio shall be subject to adjustment as provided below.

(2) Termination of Series A Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation, the Series A Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

b. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

c. Mechanics of Conversion.

(1) Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent with respect to the Series A Preferred Stock), deliver written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock owned by such holder and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes shares of Common Stock to be issued. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent with respect to the Series A Preferred Stock) of such notice shall be the time of conversion (the "**Series A Conversion Time**"), and the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series A Conversion Time (but not more than two days thereafter), (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, book entry for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, (ii) pay in cash such amount as provided in Section 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

(2) Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Organization.

(3) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Series A Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4(b) and to receive payment of any dividends declared but unpaid on the shares of Series A Preferred Stock so converted. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(4) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Ratio in effect immediately before that subdivision shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Ratio in effect immediately before the combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

e. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Ratio in effect immediately before such event shall be adjusted as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the number of shares of Common Stock into which the Series A Preferred Stock may be converted, as then in effect, by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Ratio shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

f. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

g. Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to

such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

h. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Ratio then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

i. Notice of Record Date. In the event:

(1) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(2) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any recapitalization, consolidation or merger involving the Corporation; or

(3) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or

securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Acquired Shares. Any shares of Series A Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

6. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

7. Notices. Any notice required or permitted by the provisions of hereof to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Massachusetts Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

May 19, 2023 09:53 AM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth